Exhibit 99.1

Contact:

Audra Burke

(303) 218-5455

CARRIER ACCESS REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

BOULDER, Colo.—(MARKET WIRE)—April 24, 2007—Carrier Access Corporation (NASDAQ: CACS), a manufacturer of broadband communications equipment, today reported its first quarter 2007 results. Revenue was $8.6 million, down approximately 61% from $21.9 million reported in the first quarter of 2006. Net loss for the first quarter of 2007 was $(9.7) million, or $(0.28) per basic and diluted share as compared with net income of $63,000, or $0.00 per basic and diluted share for the first quarter of 2006.

Non-GAAP net loss for the first quarter of 2007 was $(8.7) million, or $(0.25) per diluted share, compared to a Non-GAAP net income of $946,000, or $0.03 per diluted share for the first quarter of 2006. Non-GAAP financial measures exclude stock-based compensation expense and amortization of purchased intangibles. The reconciliation between expected GAAP earnings per share and expected non-GAAP earnings per share is set forth at the end of this press release.

Cash and marketable securities were $98.5 million at March 31, 2007, a decrease of $12.3 million from the balances at December 31, 2006. The acquisition of the Mangrove Systems assets accounted for approximately $7.4 million of the decrease.

Carrier Access’ chief executive officer Roger Koenig stated, “Although wireless revenues were down quarter over quarter, we continue to believe that global wireless operators are planning to deploy networking equipment that will provide them with both improved bandwidth performance and reductions in operating costs. We believe that our FLEXengine™ technology in Axxius® and MASTERseries™ product lines, combined with our newly acquired EdgeFLEX™ products, provide complete solutions for the economical transition to next generation wireless web and media-enabled networks. With our recent acquisition of the Mangrove assets, we have increased our levels of quotations, trials and evaluations of wireless data networking products in both international and U.S. markets.”

Koenig further added, “Although we continue to invest aggressively in R&D for leadership in radio data networking convergence and carrier-grade VoIP business delivery, we are focused on managing the company back to profitability. We have announced the closure of three remote research and development offices to streamline expenses and to further leverage our Shanghai Development Center. This action will result in second quarter restructuring charges of between $500,000 and $1,000,000. Our goal with this consolidation is to set the stage for lower overall spending on R&D in the third and fourth quarters, while continuing an aggressive delivery of innovative IP networking solutions that our service provider customers demand.”

Carrier Access will hold a conference call today, April 24, 2007 at 4:30 p.m. ET to review first quarter 2007 results. The call is open to the public. Those who wish to participate should dial 703-639-1365, domestically or internationally, at least fifteen minutes prior to the scheduled start time for the call and reference Carrier Access First Quarter 2007 Earnings Call. The conference call will be available live via the Internet by accessing the Carrier Access web site at http://www.carrieraccess.com under the Investor Relations section. An online replay of the conference call, as well as the text of the Company’s earnings release, will also be available on the Investor Relations site at http://www.carrieraccess.com.

About Carrier Access Corporation

Carrier Access (NASDAQ: CACS) provides consolidated access technology designed to streamline the communication network operations of service providers, enterprises and government agencies. Carrier Access products enable customers to consolidate and upgrade access capacity, and implement converged IP services while lowering costs and accelerating service revenue. Carrier Access’ technologies help our customers do more with less. For more information, visit www.carrieraccess.com.

Forward-Looking Statement Caution

This press release contains forward-looking statements, within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, concerning the effect of our investment in research and development, our growth prospects in markets for and sales of our products, the performance of our products, and our strategic plans and the future performance of the Mangrove assets and of the Company. These forward-looking statements, which reflect management’s best judgment based on factors currently known, are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, continuing uncertainty regarding general economic conditions, changes in capital spending by carriers and telecommunications companies, market acceptance of our products, dependence on a single customer and other problems with or at our customers, distributors, OEMs and/or suppliers, growth rates within our industry, the financial stability of our customers, the introduction of new competition and technologies, possible delays in the development, availability and shipment of new products, increasing costs and differing uses of capital, costs and regulatory compliance associated with international expansion, changes in key personnel, costs associated with integrating the acquired assets of Mangrove Systems, cost reductions from our Shanghai Development Center and other risks and uncertainties including those factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and other documents periodically filed with the Securities and Exchange Commission. We do not undertake any obligation to revise or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARRIER ACCESS CORPORATION

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except per share data)

	March 31, 2007	December 31, 2006
ASSETS
Current Assets
Cash and cash equivalents	$55,700	$77,948
Investments in marketable securities	42,774	32,824
Accounts receivable, net of allowance for doubtful accounts of $102 and $245 at March 31, 2007 and December 31, 2006, respectively	5,300	7,096
Income tax receivable	64	64
Deferred income taxes	112	112
Inventory, net	21,622	18,212
Prepaid expenses and other	9,567	10,503

Total current assets	135,139	146,759
Property and equipment, net	10,613	10,471
Goodwill	8,962	7,614
Intangible assets, net	7,684	4,023

Total Assets	$162,398	$168,867

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$9,353	$8,759
Accrued compensation payable	4,322	4,134
Accrued expenses and other liabilities	9,706	9,248
Deferred revenue	1,193	183

Total current liabilities	24,574	22,324

Deferred income taxes	112	112

Total Liabilities	24,686	22,436

Stockholders’ Equity
Preferred stock, $0.001 par value, 5,000 shares authorized and no shares issued or outstanding at March 31, 2007 and December 31, 2006	—	—
Common stock, $0.001 par value, 60,000 shares authorized, 34,405 shares issued and outstanding at March 31, 2007, and 34,308 shares issued and outstanding at December 31, 2006	34	34
Additional paid-in capital	188,846	187,885
Accumulated deficit	(51,104)	(41,378)
Accumulated other comprehensive loss	(64)	(110)

Total Stockholders’ Equity	137,712	146,431

Total Liabilities and Stockholders’ Equity	$162,398	$168,867

CARRIER ACCESS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
Revenue, net of allowances for sales return	$8,642	$21,943
Cost of sales	6,486	11,468

Gross profit	2,156	10,475

Operating Expenses
Research and development	7,312	4,999
Sales and marketing	3,517	3,370
General and administrative	2,414	2,885
Bad debt recoveries	(85)	(53)
Insurance recoveries	(314)	—
Intangible asset amortization	391	307

Total operating expenses	13,235	11,508

Loss from operations	(11,079)	(1,033)
Interest income	1,354	1,096

Net income (loss)	$(9,725)	$63

Income (loss) per share
Basic	$(0.28)	$0.00

Diluted	$(0.28)	$0.00

Weighted average common shares
Basic	34,377	33,802

Diluted	34,377	34,558

CARRIER ACCESS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended March 31,
	2007	2006
Cash flows from operating activities
Net income (loss)	$(9,725)	$63
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	952	886
Stock-based compensation	625	576
Changes in operating assets and liabilities:
Accounts receivable	1,805	(1,995)
Inventory	(1,402)	1,950
Prepaid expenses and other	451	490
Accounts payable and accrued expenses	2,221	1,658

Net cash provided by (used in) operating activities	(5,073)	3,628

Cash flows from investing activities
Purchases of property and equipment	(172)	(290)
Purchases of marketable securities available for sale	(21,926)	(8,372)
Sales of marketable securities available for sale	12,131	6,632
Payment for acquisition	(7,409)	—

Net cash used in investing activities	(17,376)	(2,030)

Cash flows from financing activities
Proceeds from exercise of stock options	199	138

Net cash provided by financing activities	199	138

Effect of exchange rate changes on cash and cash equivalents	2	—
Net increase (decrease) in cash and cash equivalents	(22,248)	1,736
Cash and cash equivalents at beginning of the period	77,948	55,279

Cash and cash equivalents at end of the period	$55,700	$57,015

Reconciliations to the Nearest Non-GAAP Measure

(in thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
US GAAP: Net Income (Loss) Reported	$(9,725)	$63
Add: Stock-based compensation expense	625	576
Amortization of purchased intangibles	391	307

NON-GAAP Net Income (Loss)	$(8,709)	$946

US GAAP: Net Income (Loss) reported per share—basic and diluted	$(0.28)	$0.00

NON-GAAP: Net Income (Loss) per share—basic and diluted	$(0.25)	$0.03

Use of Non-GAAP Financial Information

To supplement our consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States (GAAP), we provide investors with certain non-GAAP financial measures, including non-GAAP net income (loss) and non-GAAP diluted net income (loss) per share. These non-GAAP measures exclude the effect of stock compensation expense for employee stock options associated with the application of SFAS 123R and amortization expense for certain intangible assets. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for net income (loss) or diluted net income (loss) per share prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. We believe that these non-GAAP measures, when shown in conjunction with the corresponding GAAP measures, are used by and are useful to investors and other users of our financial statements in evaluating our operating results and comparative trends, as well as to facilitate comparisons with our historical operating results. The non-GAAP results are an indicator of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results and are excluded by management for purposes of evaluating performance against internal budgets and in making operational decisions. In addition, these non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables above.